EXHIBIT 8.1

August 10, 2005	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
ProLogis
14100 East 35th Place	Main Tel (312) 782-0600
Aurora, Colorado 80011	Main Fax (312) 701-7711
www.mayerbrownrowe.com
Re:	Acquisition of Catellus Development Corporation
Ladies and Gentlemen:
We have acted as United States tax counsel to ProLogis, a Maryland real estate investment trust, in connection with the merger (the “Merger”) of Catellus Development Corporation, a Delaware corporation (“Catellus”), with and into Palmtree Acquisition Corporation, a Delaware corporation (“Palmtree”), and a subsidiary of ProLogis, pursuant to the Agreement and Plan of Merger, dated as of June 5, 2005, by and among ProLogis, Palmtree, and Catellus (the “Merger Agreement”).
Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Merger Agreement or, where relevant, the joint proxy statement and prospectus included as part of the registration statement on Form S-4 (Registration No. 333-126560) filed with the Securities and Exchange Commission (“SEC”) in respect of the Merger (the “Registration Statement”). All Section references shall be to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated. Pursuant to the Merger, holders of shares of Catellus’ outstanding common stock will receive ProLogis common shares, cash or a combination thereof. Any reference to a holder of Catellus common stock will include a holder of non-compensatory options to acquire shares of Catellus common stock.
You have requested our opinion concerning certain United States federal income tax matters. In providing this opinion, we have assumed (without any independent investigation or review thereof, other than in the case of assumption (h), below, in which case we have performed independent calculations based on financial information provided to us) that:
a.	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.	All factual representations, warranties and statements (i) made or agreed to by the parties to the Merger Agreement, the Registration Statement, and other documents relating to the Merger, their managements, employees, officers, directors and stockholders in connection with the Merger, (ii) set forth in the certificates provided by ProLogis and Palmtree, and by Catellus, to us, dated as of the date hereof, concerning facts underlying and relating to the Merger (the “Merger Certificates”), and (iii) set forth in the certificates
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ProLogis
August 10, 2005

provided by ProLogis and Palmtree, dated as of the date hereof, setting forth certain factual representations relating to the organization and operation of ProLogis, and the organization and proposed operation of Palmtree (the “REIT Certificates,” and together with the Merger Certificates, the “Certificates”), are true and accurate as of the date hereof.

c.	Catellus qualified as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) for its taxable year ending December 31, 2004, and will qualify as a REIT for its taxable year ending at the Effective Time. In connection with this assumption, we note that Catellus has made representations to this effect pursuant to Section 2.1(k) of the Merger Agreement, and that an opinion to that effect will be issued to ProLogis as a condition to closing under the Merger Agreement.

d.	The officers of Catellus, ProLogis, and Palmtree that signed the Certificates are knowledgeable concerning the matters and are authorized to make all of the factual representations set forth therein;

e.	All covenants contained in the Merger Agreement and the Certificates will be performed without waiver or breach of any material provision thereof;

f.	The descriptions of the Merger in the Merger Agreement, the Registration Statement, and other documents relating to the Merger are accurate, the Merger will be consummated in accordance with such documents, without any waiver or breach of any material provision thereof, the Merger will be effective under applicable corporate law, and ProLogis and Palmtree will be operated in the manner described in their organizational documents and in the Registration Statement;

g.	The Merger will be reported by ProLogis, Palmtree, and Catellus on their U.S. federal income tax returns in a manner consistent with the opinion set forth below; and

h.	The total amount of cash paid by ProLogis to holders of Catellus common stock in the Merger constitutes no more than 50 percent of the total amount of consideration paid by ProLogis in the Merger, which for this purpose is the sum of (i) the amount of such cash and (ii) the fair market value on the Closing Date of the shares of ProLogis common stock given in the Merger. For this purpose, the amount of cash paid by ProLogis to holders of Catellus common stock in the Merger includes the amount of cash or other non-ProLogis stock property paid (i) to holders of Catellus common stock pursuant to the Merger Agreement, (ii) to any Catellus stockholder in respect of such stockholder’s expenses incurred in connection with or as part of the Merger, and (iii) to Catellus stockholders pursuant to dissenters’ appraisal or other similar rights in connection with the Merger.

ProLogis
August 10, 2005

This opinion is based on current provisions of the Code, the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.
Based upon and subject to the foregoing, it is our opinion that:
1.	the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects;

2.	commencing with ProLogis’ taxable year ending December 31, 2000 through and including ProLogis’ taxable year ending December 31, 2004, ProLogis qualified for treatment as a “real estate investment trust” under the Code, and ProLogis’ organization and proposed method of operation, as described in the Registration Statement and as represented in its REIT Certificate, will enable it to satisfy the requirements for qualification and taxation as a “real estate investment trust” under the Code;

3.	Palmtree is organized in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Code, and commencing with its taxable year ending December 31, 2005, and continuing thereafter, Palmtree’s proposed method of operation, as described in the Registration Statement and as represented in its REIT Certificate, will enable it to satisfy the requirements for qualification and taxation as a “real estate investment trust;” and

4.	for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.
This opinion is rendered to you in connection with the Merger. This opinion may not be used or relied upon by persons other than ProLogis, Palmtree, or ProLogis’ shareholders, and their affiliates, or for any other purpose without our prior written consent. This opinion is based on facts and circumstances existing on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.
Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP